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                                                                    Exhibit 99.1


EDITORIAL CONTACT:                                  PRGP42SN221

Michele Drake
+1 650 752 5296
michele_drake@agilent.com


INVESTOR CONTACT:

Hilliard Terry
+1 650 752 5329
hilliard_terry@agilent.com

Agilent Technologies' CEO and CFO Announce Plans for Full Compliance with SEC's Order Requiring Filing of Sworn Statements


         PALO ALTO, Calif., Aug. 6, 2002 -- Agilent Technologies Inc. (NYSE: A) today announced its CEO's and CFO's plans for complying with the Securities and Exchange Commission's (SEC) order to file sworn statements concerning public financial and non-financial filings of the largest publicly held companies in the United States.


         Agilent's CEO and CFO will file the sworn statements required under SEC order 4-460 no later than Sept. 16, 2002, the due date for Agilent under the order. Agilent has a non-calendar (Oct. 31) fiscal year with its third quarter ending on July 31, 2002. Accordingly, Agilent's first 10-K or 10-Q filed after Aug. 14, 2002, as stated in the order, is not due until Sept. 16, 2002. Companies that have a calendar fiscal year are required to file by Aug. 14.


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About Agilent Technologies

         Agilent Technologies Inc. (NYSE: A) is a global technology leader in communications, electronics and life sciences. The company's 37,000 employees serve customers in more than 120 countries. Agilent had net revenue of $8.4 billion in fiscal year 2001. Information about Agilent is available on the Web at www.agilent.com.

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NOTE TO EDITORS: Further technology, corporate citizenship and executive news is available on the Agilent news site at www.agilent.com/go/news.


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